Exhibit 10.1

TERMINATION AGREEMENT AND GENERAL RELEASE

RICHARDSON ELECTRONICS, LTD., whose principal office is located at 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393 (the “Company”), and Arthur R. Buckland, 263 Elm Street, Concord, MA 01742-2215 (“Employee”) agree that the following sets forth their complete agreement and understanding regarding the termination of the Employee’s employment with the Company:

1.	The Employee’s employment with the Company was terminated effective as of April 4, 2006 (the “Termination Date”).

2.           The parties desire to resolve and settle all possible claims they may have against or with respect to one another, except as specifically provided herein, including, without limitation, those regarding or related in any way to Employee’s employment with the Company or its termination, including without limitation any claims under any agreements or policies.

3.           Employee shall be entitled to the receive the compensation, payments and benefits as specified in a letter of concurrent date from the Company to the Employee, which is attached hereto as Exhibit A. In addition, Employee shall be permitted to resign his position rather than be terminated. The Company agrees to provide a response to reference inquires as stated in Exhibit B (collectively, the “Consideration”).

4.           Employee acknowledges that the Consideration includes value the Company is not required to offer under the terms of Employee’s employment relationship with the Company or any other policy or course of conduct and is given solely as consideration for Employee’s promises, releases and waivers in this Agreement.

5.           The Consideration constitutes full settlement of any and all claims that the Employee has or may have against the Company, its successors, assigns, parents, subsidiaries, divisions, affiliates, or any of their respective officers, directors, shareholders, employees, agents or representatives, including, without limitation, for compensation or otherwise in connection with or related to Employee’s employment or its termination.

6.           In consideration for the promises made by the Company herein, and in particular the consideration acknowledged in 3 above, the sufficiency of which is hereby acknowledged, the Employee, on behalf of himself, his agents, assignees, attorneys, heirs, executors, and administrators (collectively referred to throughout the remainder of this Agreement as “Releasors”), knowingly and voluntarily fully releases and forever discharges the Company, and its successors, assigns, parents, subsidiaries, divisions, affiliates, and their respective current and former officers, directors, shareholders, employees, agents and representatives, individually and in their corporate capacities, (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all liability, civil or criminal claims, demands, actions, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, by reason of any matter, act or omission, or of any nature or kind whatsoever, known and unknown, asserted and unasserted, foreseeable and unforeseeable, that Releasors or any of them have or may have against Releasees as of the date of execution of this Termination Agreement and General Release. Without in any way limiting the generality of the foregoing language, this Termination Agreement and General Release and foregoing language includes a release by the Releasors of the Releasees from any and all claims, demands, or causes of action, civil or criminal, arising out of or in any way connected with any occurrences, acts, or omissions, transactions, practices or policies, which were or could have been asserted under any contract or agreement or in any way relating to the employment of Employee (including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991; The Rehabilitation Act; The Civil Rights Act of 1986; The Age Discrimination in Employment Act of 1967, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; The Sarbanes-Oxley Act of 2002; Illinois Human Rights Act, as amended; Illinois Statutory Provision Regarding Retaliation/Discrimination for Filing a Worker’s Compensation Claim, as amended; Illinois Equal Pay Laws, as amended; Illinois School Visitation Rights Act, as amended; Illinois AIDS Confidentiality Act, as amended; Illinois Right to Privacy Law, as amended; Illinois Genetic Information Privacy Act, as amended; Illinois State Wage Payment and Collection Law, as amended; Illinois Minimum Wage Law, as amended; One Day Rest in Seven Act, as amended; Illinois Health and Safety Act, as amended; Illinois Whistleblower Protection Act, as amended; Illinois Joint Agency Rules on Sex Discrimination, as amended; Illinois Joint Agency Rules on National Origin Discrimination, as amended; Illinois Human Rights Commission Rules on Handicap Discrimination, as amended; Illinois Human Rights Commission Rules on Unfavorable Military Discharge Discrimination, as amended; Family Medical Leave Act, the Fair Employment Practices Act, the Equal Opportunities for the Handicapped Act, the Workers’ Compensation Act, the Occupational Act, all amendments of any such Acts, and any other federal, state or local statute, law, ordinance, order, rule or regulation regarding employment, discrimination in employment, or the termination of employment, and the common law of any state relating to employment contracts, public policy torts, wrongful discharge, retaliatory discharge, long term disability benefits, short term disability benefits, health insurance benefits, all other benefit programs to which Employee was entitled as an employee of the Company, or any other matter, including, without limitation, claims, demands or actions under the False Claims Act or any qui tam rights, or those arising out of or in connection with or related to the Employee’s employment with the Company or termination thereof, or any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

It is agreed that the general release set forth in this paragraph 6 does not modify any vested retirement or welfare benefit rights Employee may have had prior to the date of this Agreement or any COBRA rights or include any claims Employee may have in the future for a breach of this Termination Agreement and General Release, nor change any applicable employee benefit plan provisions or summary plan descriptions. Information concerning the disposition of the employment benefits to which Employee is entitled is set forth in Exhibit A.

7.             In consideration for the promises made by the Employee herein, the sufficiency of which is hereby acknowledged, the Company and its successors, assigns, parents, subsidiaries, divisions, affiliates, and their respective officers, directors, shareholders, employees, agents and representatives knowingly and voluntarily fully release and forever discharge Employee of and from any and all liability, civil claims, demands, actions, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, expenses, attorney’s fees, and remedies of any type, by reason of any matter, act or omission or of any nature or kind whatsoever, known and unknown, asserted and unasserted, foreseeable and unforeseeable that relate to or arose from his employment with or separation from the Company as contemplated herein except for any claims arising out of, relating to or based upon (i) his covenants, representations and obligations in this agreement and release or that survive his employment and are set forth in the parties’ Employment, NonDisclosure and Non-Compete Agreement; (ii) any act or omission by Employee during his employment with the Company that constituted theft, fraud, embezzlement or misappropriation of any property of the Company; (iii) any act or omission by Employee during his employment with the Company that may subject the Company to any criminal liability or penalties; (iv) any act or omission by Employee during his employment with the Company that was beyond the scope of his authority or that constituted or involved gross negligence or breach of any fiduciary duty owed the Company, and upon which any person or entity not a party to this agreement asserts any claim against the Company; or (v) claims that cannot be released under applicable law.

8.             Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Releasees in any forum or form. The Company affirms that it has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employee. Employee further affirms that he has reported all hours worked as of the date of this Termination Agreement and General Release, to the extent required under Company policy and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Agreement (including any remaining monies due as set forth in Exhibit A). Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or related state or local leave or disability laws.

9.             The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by Employee or by the Company, or any of its agents or employees, of any liability, error, violation or omission. Employee and the Company promise not to state, suggest, indicate, or imply the contrary to anyone, either directly or indirectly, by inference or otherwise, whether through counsel or otherwise.

10.           Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to his spouse, tax advisor, and an attorney with whom Employee may choose to consult regarding his consideration of this Agreement, or unless otherwise required by law. However, to the extent that Employee might disclose this information to these limited categories of individuals, Employee agrees to advise any such individual of the strict confidentiality obligation and that the confidentiality obligation pertains to all persons that have knowledge of or are informed of the terms and conditions of this Agreement. It is understood and agreed that if Employee or Joseph Grill receives any third party inquiries about the terms and conditions of this Agreement, Employee or Joseph Grill may only make a statement to the effect that Employee’s separation from the Company has been resolved amicably, and to the satisfaction of both parties, but without revealing the terms or substance of any part of this Agreement.

11.          Employee may revoke this Agreement for a period of seven (7) calendar days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to General Counsel and state, “I hereby revoke my acceptance of our Termination Agreement and General Release.” The revocation must be personally delivered to General Counsel or his designee, or mailed to General Counsel and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until five (5) business days after the revocation period has expired without receipt of such a letter from Employee dated and signed and, if relevant, postmarked, during the seven (7) calendar day period after employee dated and signed this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Illinois, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

12.	It is agreed that:

A.            This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns and shall inure to their respective benefits.

B.            The failure by the Company to insist upon strict compliance by the Employee with respect to any of the terms or conditions hereof or of any other agreement shall not be deemed a waiver or relinquishment of any other terms or conditions nor shall any failure to exercise any right or power hereunder at one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

C.            Except as otherwise specifically provided in this Agreement, all notices required to be given hereunder to the Company shall be addressed to its principal executive office at 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393; attention: General Counsel by certified or registered mail. All notices required or to be given hereunder to the Employee shall be addressed to the Employee at Employee’s residence as last reflected on the records of the Company, by certified or registered mail. Notice shall be deemed given if delivered in person to the General Counsel on behalf of the Company or to the Employee, or if mailed, when deposited in the United States Mail addressed as aforesaid with postage prepaid.

D.            This Agreement contains the complete agreement between Employee and the Company regarding the subject matters covered by this Agreement, including but not limited to the termination of Employee’s employment with the Company, and fully supersedes any prior obligation of the Company to Employee except the Company’s Indemnification obligation contained in paragraph 2.09 of the parties’ Employment, NonDisclosure and Non-Compete Agreement which will survive and is incorporated herein. Any obligations Employee may have to the Company under agreements Employee executed, including but not limited to the Code of Conduct and particularly its confidentiality requirements, remain in full force and effect. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

E.             This Agreement shall be governed and conformed in accordance with the laws of the State of Illinois without regard to its conflict of laws provisions. In the event either party breaches any provision of this Agreement, Employee and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Termination Agreement and General Release in full force and effect.

EMPLOYEE IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS TERMINATION AGREEMENT AND GENERAL RELEASE AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS TERMINATION AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS TERMINATION AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION IN PARAGRAPH “3” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, WITHOUT COERCION, AND AFTER DUE CONSIDERATION, VOLUNTARILY ENTERS INTO THIS TERMINATION AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE OR ANY RELEASOR HAS OR MIGHT HAVE AGAINST RELEASEES.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year written below their respective signatures.

EMPLOYEE	RICHARDSON ELECTRONICS, LTD.

/s/ Arthur R. Buckland	By:	/s/ Edward J. Richardson

Dated: 5/1/06	Dated: 5/9/06

Exhibit A

April 21, 2006

Arthur R. Buckland

263 Elm Street

Concord, MA. 01742-2215

Dear Art:

This letter concerns your separation of employment from Richardson Electronics, Ltd. which became effective April 4, 2006. The termination will be considered a termination under Section 5.04 of your Employment, Nondisclosure and Non-Compete Agreement (“Employment Agreement”).

In lieu of notice as provided under Section 5.04, you will be paid for the 15 working days of April 5-26, 2006. You will also be paid 10.68 hours of earned but unused vacation hours for calendar year 2006. Payment for your unused vacation and your regular pay due through the termination date (April 4, 2006) has been issued and sent to you separately by check via overnight mail on April 11, 2006. Your right to exercise the stock options provided for under the Option Agreement dated January 20, 2006 was terminated in conjunction with your employment on April 4, 2006. At this time, it is our understanding that all reimbursable business expenses have been submitted for reimbursement and paid. Richardson shall have no further obligation to pay you for reimbursable business expenses.

Severance Compensation will be paid according to Section 5.06, paragraph two of your Employment Agreement which states: “the Employer shall be obligated to pay to Executive an amount equal to his then current annual Base Salary and Auto Allowance and Bonus earned by Executive for the 12-month period ending on the date of termination of employment....” Severance pay totaling $612,000 will begin on April 27, 2006 and continue through April 26, 2007 and will be paid via our regular bi-weekly payroll as provided for under Section 5.06.

Benefits Information

A.	Medical and Dental Coverage

Your medical and dental benefit coverage terminated at midnight on April 4, 2006, your last day of employment with Richardson Electronics.

You have received a separate letter from Linda Doherty explaining your option (under COBRA) to continue participation in the medical and dental plans in which you are enrolled. You elected to exercise that option, and, therefore, your medical and dental insurance will continue uninterrupted from April 4, 2006, until the expiration of your COBRA provided coverage assuming you continue to follow the appropriate procedures for maintaining such coverage.

B.      Life/Accidental Death & Dismemberment Insurance, Short Term Disability, Long-Term Disability Plans

Under the terms and conditions of these various policies with our insurance carriers, your coverage under these plans also ceased at midnight on April 4, 2006. However, you have the option to convert your term life insurance coverage to an individual whole life policy or continue your supplemental term life insurance as an individual policy within 31 days of termination of your employment and group coverage. Information on these options will be included with your COBRA notification.

C.	Profit Sharing/401(k) Plan

Per the terms and conditions of our Profit Sharing and 401(k) Plan, your 401(k) deferral will be taken from your in-lieu-of-notice pay for April 5-26, 2006 and your severance pay for April 27-28, 2006. The deferral will also be taken from any incentive or bonus pay which may be due to you through April 4, 2006, but will not be taken on the remainder of your severance pay. The vested balances in your Profit Sharing/401(k) plan account will be distributed to you in accordance with the terms of the plan and the elections you will make on the payout request form which will be sent to you by Linda under separate cover.

D.	Unemployment Benefits

You may apply for unemployment benefits with the Commonwealth of Massachusetts.

Sincerely,

RICHARDSON ELECTRONICS, LTD

Joseph C. Grill

Sr. Vice President Human Resources

cc:	Linda Doherty
Sue Haberkorn

EXHIBIT B

Arthur Buckland will direct any employment reference inquiries or inquiries about the Termination Agreement and General Release to the attention of Joseph Grill (“Grill”), the Senior Vice President of Human Resources for the Company, at 630.208.2455.  In response to any such inquiries, Grill will confirm that Buckland was employed by the Company from January 20, 2006 until April 4, 2006, that the position he held was President and Chief Operating Officer (and that he was Board Member), and that prior to the start of his employment, he acted as a consultant for the Company.  Grill will, if asked, advise in response to any further inquiries that it is the policy of the Company to only confirm a former employee’s dates of employment and last position held.